Exhibit 99.1

For more information:
Amy Gergely
Intersections Inc.
703.488.6229
agergely@intersections.com

Intersections Inc. to Acquire American Background Information Services, Inc.

CHANTILLY, Va., Oct. 14, 2004 — Intersections Inc. (Nasdaq: INTX) today announced that it has entered into a definitive agreement to purchase American Background Information Services, Inc., a Winchester, Va. - based provider of pre-employment background checks and personnel risk management services. Intersections will pay $18.5 million in cash to acquire all existing stock in American Background and approximately $1.4 million to retire American Background’s outstanding bank debt. American Background has been a profitable and growing company, with over $10 million in revenue on an annualized basis.

American Background’s core services include a variety of risk management tools, including criminal background checks, driving records, employment verification and reference checks, as well as drug testing and credit history checks. The company’s consultative approach allows it to develop tailored risk management solutions for its clients aimed at reducing personnel-related liabilities.

“American Background will expand Intersections’ identity management business in a growing and fragmented industry where our core competencies in data management, secure delivery of sensitive data and high quality branded solutions can help American Background grow and prosper,” said Intersections Inc. CEO Michael Stanfield. “Their innovative and customized solutions for enterprise customers fit well with Intersections’ corporate philosophy and will help expand our business into a new and related market in which we believe we can accelerate growth.”

Intersections will operate American Background as a wholly-owned subsidiary and will retain the company’s experienced executive management team. Upon closing of the acquisition, which is expected to occur in November or December 2004, Chris Andrews will continue as Chief Executive Officer of American Background.

About Intersections Inc.
 Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America. Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment. Intersections currently provides its services to more than 2.5 million subscribers in the U.S. and Canada. Learn more about Intersections at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, failure to close the acquisition of American Background or realize the anticipated benefits of the acquisition and the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.